Exhibit 99.1

Xtant Medical Announces Record Date and Other Key Dates for

Proposed $15 Million Rights Offering

BELGRADE, MT, October 22, 2020 – Xtant Medical Holdings, Inc. (NYSE American: XTNT), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today announced that it has set November 5, 2020 as the record date for its previously-announced proposed rights offering of up to $15 million of shares of its common stock and the expected subscription period.

Subject to the registration statement relating to the rights offering becoming effective on or about November 3, 2020, the Company intends to commence the offering on November 5, 2020. At the commencement of the rights offering, each holder of common stock will receive 0.194539 non-transferable subscription rights for each share of common stock held on the record date. Each whole subscription right will entitle the holder to purchase one share of the Company’s common stock for $1.07 in cash. No fractional shares will be issued in the rights offering. Any fractional shares of common stock created by the exercise of rights will be rounded down to the nearest whole share. In addition, holders as of the record date will have an over-subscription privilege, pursuant to which they may be able to purchase additional shares at the subscription price, to the extent that not all subscription rights are exercised, subject to certain limitations.

The Company expects that subscription materials will be mailed on or about November 6, 2020 to holders of the Company’s common stock as of the record date, and that the rights offering will close as soon as practicable after the anticipated December 4, 2020 expiration date. The Company may extend the rights offering for additional periods of time in its sole discretion.

The expected calendar for the rights offering, unless extended or modified by the Company, is as follows:

●	November 5, 2020 at 5:00 PM, New York City Time: Record Date
●	November 6, 2020: Estimated Distribution Date; Subscription Period Estimated to Begin
●	December 4, 2020 at 5:00 PM, New York City Time: Expiration Date; Subscription Period Ends
●	December 8, 2020: Estimated Date of Distribution of Common Stock

Important Information

A registration statement on Form S-1 relating to the rights offering has been filed with the Securities and Exchange Commission, but has not yet become effective. The shares of common stock issuable in the rights offering may not be sold nor may offers to buy such common stock be accepted prior to the time the registration statement becomes effective. The rights offering will be made only by means of a prospectus that meets the requirements of the Securities Act of 1933, as amended. For additional information on the rights offering, please see the prospectus included in the registration statement on Form S-1 and related amendments.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock issuable in the rights offering, nor will there be any sale of such common stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Xtant Medical Holdings, Inc.

Xtant Medical Holdings, Inc. (www.xtantmedical.com) is a global medical technology company focused on the design, development, and commercialization of a comprehensive portfolio of orthobiologics and spinal implant systems to facilitate spinal fusion in complex spine, deformity and degenerative procedures. Xtant’s people are dedicated and talented, operating with the highest integrity to serve our customers.

The symbols ™ and ® denote trademarks and registered trademarks of Xtant Medical Holdings, Inc. or its affiliates, registered as indicated in the United States, and in other countries. All other trademarks and trade names referred to in this release are the property of their respective owners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “future,” “will,” “may,” “continue,” similar expressions or the negative thereof, and the use of future dates. Forward-looking statements in this release include the Company’s expectations regarding the timing and terms of the rights offering. The Company cautions that its forward-looking statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: risks and uncertainties surrounding the timing and success of the rights offering including the Company’s ability to cause its registration statement on Form S-1 to become effective in the expected timeframe; the effect of the COVID-19 pandemic on the Company’s business, operating results and financial condition; the Company’s future operating results and financial performance; the ability to increase or maintain revenue; the ability to remain competitive; the ability to innovate and develop new products; the ability to engage and retain qualified personnel; government and third-party coverage and reimbursement for Company products; the ability to obtain and maintain regulatory approvals and comply with government regulations; the effect of product liability claims and other litigation to which the Company may be subject; the effect of product recalls and defects; the ability to obtain and protect Company intellectual property and proprietary rights and operate without infringing the rights of others; the ability to service Company debt, comply with its debt covenants and access additional indebtedness; the ability to obtain additional financing and other factors. Additional risk factors are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by subsequent disclosures in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 and in future Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Investors are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this cautionary statement.

Investor Relations Contact

David Carey

Lazar FINN

Ph: 212-867-1762

Email: david.carey@finnpartners.com